Exhibit 99.1

PRESS RELEASE
Beazer Homes Reports Strong Fourth Quarter and Full Fiscal 2020 Results
ATLANTA, November 12, 2020 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2020.
“Fiscal 2020 was an extraordinary year for Beazer Homes,” said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. “While successfully adopting new health and safety procedures to allow us to continue selling, building and delivering homes during the pandemic, we achieved all of the financial objectives we outlined last fall and exited the year positioned to generate higher earnings in fiscal 2021. These results would not have been possible without the creative and tireless efforts of our entire team.”
Related to fiscal 2020, Mr. Merrill continued, “For the full year, we generated $53.3 million of net income from continuing operations, grew Adjusted EBITDA by more than 10%, produced a return on assets above 10% and brought our Debt to Adjusted EBITDA ratio below 5 times, fulfilling the financial objectives we established prior to the onset of the pandemic.”
Commenting on fiscal 2021, Mr. Merrill said, “We enter fiscal 2021 with the dollar value of our backlog nearly 50% higher than this time last year and expectations for substantially lower interest expense, providing us visibility into double-digit growth in earnings per share – even as we confront a short-term reduction in community count that has been exacerbated by the recent strength in new home orders.”
Looking beyond fiscal 2021, Mr. Merrill concluded, “With our deleveraging objective of reducing debt below $1 billion clearly in sight, we expect increased land and development spending during 2021 will allow us to increase the number of lots we own or control through options by year end, which we believe positions us for top and bottom line growth in the years ahead.”
Beazer Homes Fiscal 2020 Highlights and Comparison to Fiscal 2019
•Net income from continuing operations of $53.3 million. Net income in fiscal 2020 and fiscal 2019 included one-time items related to loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges. Excluding these items, the Company generated net income from continuing operations of $56.5 million, compared to net income from continuing operations of $38.7 million in fiscal 2019
•Homebuilding revenue of $2.1 billion, up 1.9%
•5,492 new home closings, essentially flat year-over-year
•Average selling price of $385.5 thousand, up 2.1%
•Homebuilding gross margin was 16.4%, up 650 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 21.0%, up 130 basis points
•SG&A as a percentage of total revenue was 11.9%, up 30 basis points
•Net new orders of 6,293, up 12.9% on a 14.8% increase in sales/community/month to 3.2 and a 1.7% decrease in average community count to 163
•Dollar value of backlog of $995.3 million, up 49.6%
Beazer Homes Fiscal Fourth Quarter 2020 Highlights and Comparison to Fiscal Fourth Quarter 2019
•Net income from continuing operations of $24.6 million. Net income in fiscal 2020 and fiscal 2019 included one-time items related to loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges. Excluding these items, the Company generated net income from continuing operations of $25.6 million, compared to net income from continuing operations of $23.8 in fiscal fourth quarter 2019

•Homebuilding revenue of $679.1 million, down 12.2% on a 13.8% decrease in home closings to 1,737 and a 1.8% increase in average selling price to $390.9 thousand
•Homebuilding gross margin was 17.1%, up 190 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 21.7%, up 180 basis points
•SG&A as a percentage of total revenue was 11.1%, up 160 basis points year-over-year
•Net new orders of 2,009, up 37.8% on a 52.6% increase in sales/community/month to 4.4 and a 9.7% decrease in average community count to 151
•Unrestricted cash at quarter end was $327.7 million; total liquidity was $577.7 million
The following provides additional details on the Company's performance during the fiscal fourth quarter 2020:
Profitability. Net income from continuing operations was $24.6 million, generating diluted earnings per share of $0.82. Fourth quarter Adjusted EBITDA of $77.1 million was down $5.0 million compared to the same period last year, primarily driven by lower home closings, partially offset by an increase in homebuilding gross margin.
Orders. Due to the high demand experienced during the fourth quarter, net new orders increased to 2,009, up 37.8% from the prior year, achieving the highest fourth quarter level in more than a decade. The increase in net new orders was driven by an increase in the absorption rate to 4.4 sales per community per month, up from 2.9 in the previous year, partially offset by a 9.7% decrease in average community count to 151. The cancellation rate for the quarter was 12.2%, down 410 basis points from the previous year.
Backlog. The dollar value of homes in backlog as of September 30, 2020 increased 49.6% to $995.3 million, or 2,509 homes, compared to $665.1 million, or 1,708 homes, at the same time last year. The average selling price of homes in backlog was $396.7 thousand, up 1.9% year-over-year.
Homebuilding Revenue. Fourth quarter homebuilding revenue was $679.1 million, down 12.2% from the same period last year. The decline in homebuilding revenue was primarily driven by a 13.8% decrease in home closings to 1,737 homes, which is attributed to the decrease in demand during March and April as a result of the COVID-19 pandemic.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 21.7% for the fourth quarter, up 180 basis points year-over-year, driven primarily by lower sales incentives and pricing increases.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.1% for the quarter, up 160 basis points compared to the prior year. This increase was primarily driven by the decrease in home closings and homebuilding revenue in the quarter, while SG&A on an absolute dollar basis was relatively flat.
Liquidity. At the close of the fourth quarter, the Company had $577.7 million of available liquidity, including $327.7 million of unrestricted cash and $250.0 million available on its secured revolving credit facility.

Fiscal Year Results from Continuing Operations

	Year Ended September 30,
	2020	2019	Change*
New home orders, net of cancellations	6,293	5,576	12.9%
Orders per community per month	3.2	2.8	14.8%
Average active community count	163	166	(1.7)%
Cancellation rates	15.8%	16.1%	-30 bps

Total home closings	5,492	5,500	(0.1)%
ASP from closings (in thousands)	$385.5	$377.7	2.1%
Homebuilding revenue (in millions)	$2,116.9	$2,077.2	1.9%
Homebuilding gross margin	16.4%	9.9%	650 bps
Homebuilding gross margin, excluding I&A	16.5%	15.2%	130 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.0%	19.7%	130 bps

Income (loss) from continuing operations before income taxes (in millions)	$71.3	$(116.6)	$187.9
Expense (benefit) from income taxes (in millions)	$18.0	$(37.2)	$55.2
Net income (loss) from continuing operations (in millions)	$53.3	$(79.4)	$132.7
Basic income (loss) per share from continuing operations	$1.80	$(2.59)	$4.39
Diluted income (loss) per share from continuing operations	$1.78	$(2.59)	$4.37

Income (loss) from continuing operations before income taxes (in millions)	$71.3	$(116.6)	$187.9
Loss on debt extinguishment, net (in millions)	$—	$(24.9)	$24.9
Inventory impairments and abandonments (in millions)	$(2.9)	$(148.6)	$145.7
Restructuring and severance charges (in millions)	$(1.3)	$—	$(1.3)
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges before income taxes (in millions) (a)	$75.5	$56.9	$18.6
Net income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges after income taxes (in millions) (b)	$56.5	$38.7	$17.8

Net income (loss) (in millions)	$52.2	$(79.5)	$131.7

Land and land development spending (in millions)	$440.8	$469.9	$(29.1)

Adjusted EBITDA (in millions)	$204.4	$180.2	$24.2
* Change and totals are calculated using unrounded numbers.
(a) Management believes that this measure assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of debt and level of impairments. This measure should not be considered an alternative to income (loss) from continuing operations before income taxes determined in accordance with GAAP as an indicator of operating performance.
(b) For the year ended September 30, 2020, inventory impairments and abandonments and restructuring and severance charges were tax-effected at the effective tax rate of 25.2%. For the year ended September 30, 2019, loss on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 31.9%.

Q4 Results from Continuing Operations

	Quarter Ended September 30,
	2020	2019	Change*
New home orders, net of cancellations	2,009	1,458	37.8%
Orders per community per month	4.4	2.9	52.6%
Average active community count	151	168	(9.7)%
Actual community count at quarter-end	145	166	(12.7)%
Cancellation rates	12.2%	16.3%	-410 bps

Total home closings	1,737	2,014	(13.8)%
Average selling price (ASP) from closings (in thousands)	$390.9	$383.8	1.8%
Homebuilding revenue (in millions)	$679.1	$773.0	(12.2)%
Homebuilding gross margin	17.1%	15.2%	190 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.2%	15.2%	200 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.7%	19.9%	180 bps

Income from continuing operations before income taxes (in millions)	$33.7	$9.5	$24.2
Expense from income taxes (in millions)	$9.0	$7.0	$2.0
Net income from continuing operations (in millions)	$24.6	$2.5	$22.2
Basic income per share from continuing operations	$0.83	$0.08	$0.75
Diluted income per share from continuing operations	$0.82	$0.08	$0.74

Income from continuing operations before income taxes (in millions)	$33.7	$9.5	$24.2
Loss on debt extinguishment (in millions)	$—	$(25.5)	$25.5
Inventory impairments and abandonments (in millions)	$(0.6)	$—	$(0.6)
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges before income taxes (in millions)(a)	$34.3	$35.0	$(0.7)
Net income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges after income taxes (in millions)(b)	$25.6	$23.8	$1.8

Net income (in millions)	$23.7	$2.4	$21.2

Land and land development spending (in millions)	$116.1	$106.3	$9.8

Adjusted EBITDA (in millions)	$77.1	$82.1	$(5.0)
* Change and totals are calculated using unrounded numbers.
(a) Management believes that this measure assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of debt and level of impairments. This measure should not be considered an alternative to income from continuing operations before income taxes determined in accordance with GAAP as an indicator of operating performance.
(b) For the three months ended September 30, 2020, inventory impairments and abandonments and restructuring and severance charges were tax-effected at the effective tax rate of 25.2%. For the three months ended September 30, 2019, loss on debt extinguishment was tax-effected at the effective tax rate of 31.9%.

	As of September 30,
	2020	2019	Change
Backlog units	2,509	1,708	46.9%
Dollar value of backlog (in millions)	$995.3	$665.1	49.6%
ASP in backlog (in thousands)	$396.7	$389.4	1.9%
Land and lots controlled	17,830	19,875	(10.3)%
Conference Call
The Company will hold a conference call on November 12, 2020 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the passcode “8571348.” A replay of the conference call will be available, until 10:00 PM ET on November 19, 2020 at 888-562-7249 (for international callers, dial 203-369-3937) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions;(ii) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (iii) the potential negative impact of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (iv) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (v) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (vi) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (vii) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (viii) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (ix) terrorist acts, protests and civil unrest, political uncertainty, natural disasters, acts of war or other factors over which the Company has little or no control; (x) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (xi) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (xii) increased competition or delays in reacting to changing consumer preferences in home design; (xiii) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiv) the potential recoverability of our deferred tax assets; (xv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xvi) the results of litigation or government proceedings and fulfillment of any related obligations; (xvii) the impact of construction defect and home warranty claims; (xviii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xix) the impact of information technology failures, cybersecurity issues or data security breaches; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
in thousands (except per share data)	2020	2019	2020	2019
Total revenue	$686,748	$781,701	$2,127,077	$2,087,739
Home construction and land sales expenses	569,511	665,404	1,776,534	1,773,085
Inventory impairments and abandonments	637	—	2,903	148,618
Gross profit	116,600	116,297	347,640	166,036
Commissions	26,847	29,837	82,507	79,802
General and administrative expenses	49,361	44,608	170,386	161,371
Depreciation and amortization	4,806	5,847	15,640	14,759
Operating income (loss)	35,586	36,005	79,107	(89,896)
Equity in income of unconsolidated entities	209	88	347	404
Loss on extinguishment of debt, net	—	(25,494)	—	(24,920)
Other expense, net	(2,135)	(1,092)	(8,165)	(2,226)
Income (loss) from continuing operations before income taxes	33,660	9,507	71,289	(116,638)
Expense (benefit) from income taxes	9,033	7,043	17,973	(37,217)
Income (loss) from continuing operations	24,627	2,464	53,316	(79,421)
Loss from discontinued operations, net of tax	(949)	(35)	(1,090)	(99)
Net income (loss)	$23,678	$2,429	$52,226	$(79,520)
Weighted-average number of shares:
Basic	29,603	29,545	29,704	30,617
Diluted	30,005	30,169	29,948	30,617
Basic income (loss) per share:
Continuing operations	$0.83	$0.08	$1.80	$(2.59)
Discontinued operations	(0.03)	—	(0.04)	(0.01)
Total	$0.80	$0.08	$1.76	$(2.60)
Diluted income (loss) per share:
Continuing operations	$0.82	$0.08	$1.78	$(2.59)
Discontinued operations	(0.03)	—	(0.04)	(0.01)
Total	$0.79	$0.08	$1.74	$(2.60)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2020	2019	2020	2019
Capitalized interest in inventory, beginning of period	$132,096	$148,825	$136,565	$144,645
Interest incurred	20,385	26,464	87,224	103,970
Capitalized interest impaired	—	—	(792)	(13,907)
Interest expense not qualified for capitalization and included as other expense	(2,095)	(1,309)	(8,468)	(3,109)
Capitalized interest amortized to home construction and land sales expenses	(30,727)	(37,415)	(94,870)	(95,034)
Capitalized interest in inventory, end of period	$119,659	$136,565	$119,659	$136,565

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

in thousands (except share and per share data)	September 30, 2020	September 30, 2019
ASSETS
Cash and cash equivalents	$327,693	$106,741
Restricted cash	14,835	16,053
Accounts receivable (net of allowance of $358 and $304, respectively)	19,817	26,395
Income tax receivable	9,252	4,935
Owned inventory	1,350,738	1,504,248
Investments in unconsolidated entities	4,003	3,962
Deferred tax assets, net	225,143	246,957
Property and equipment, net	22,280	27,421
Operating lease right-of-use assets	13,103	—
Goodwill	11,376	11,376
Other assets	9,240	9,556
Total assets	$2,007,480	$1,957,644
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$132,192	$131,152
Operating lease liabilities	15,333	—
Other liabilities	135,983	109,429
Total debt (net of debt issuance costs of $10,891 and $12,470, respectively)	1,130,801	1,178,309
Total liabilities	1,414,309	1,418,890
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,012,326 issued and outstanding and 30,933,110 issued and outstanding, respectively)	31	31
Paid-in capital	856,466	854,275
Accumulated deficit	(263,326)	(315,552)
Total stockholders’ equity	593,171	538,754
Total liabilities and stockholders’ equity	$2,007,480	$1,957,644

Inventory Breakdown
Homes under construction	$525,021	$507,542
Development projects in progress	589,763	738,201
Land held for future development	28,531	28,531
Land held for sale	12,622	12,662
Capitalized interest	119,659	136,565
Model homes	75,142	80,747
Total owned inventory	$1,350,738	$1,504,248

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2020	2019	2020	2019
Closings:
West region	958	978	3,206	2,859
East region	398	445	1,045	1,092
Southeast region	381	591	1,241	1,549
Total closings	1,737	2,014	5,492	5,500

New orders, net of cancellations:
West region	1,124	808	3,589	2,983
East region	457	283	1,328	1,152
Southeast region	428	367	1,376	1,441
Total new orders, net	2,009	1,458	6,293	5,576

			Fiscal Year Ended September 30,
Backlog units at end of period:			2020	2019
West region			1,365	982
East region			624	341
Southeast region			520	385
Total backlog units			2,509	1,708
Dollar value of backlog at end of period (in millions)			$995.3	$665.1

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2020	2019	2020	2019
Homebuilding revenue:
West region	$355,448	$354,880	$1,180,577	$1,012,977
East region	180,385	206,939	476,167	506,389
Southeast region	143,227	211,183	460,166	557,879
Total homebuilding revenue	$679,060	$773,002	$2,116,910	$2,077,245

Revenues:
Homebuilding	$679,060	$773,002	$2,116,910	$2,077,245
Land sales and other	7,688	8,699	10,167	10,494
Total revenues	$686,748	$781,701	$2,127,077	$2,087,739

Gross profit:
Homebuilding	$115,976	$117,844	$348,110	$206,034
Land sales and other	624	(1,547)	(470)	(39,998)
Total gross profit	$116,600	$116,297	$347,640	$166,036

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Quarter Ended September 30,				Fiscal Year Ended September 30,
	2020		2019		2020		2019
Homebuilding gross profit/margin	$115,976	17.1%	$117,844	15.2%	$348,110	16.4%	$206,034	9.9%
Inventory impairments and abandonments (I&A)	637		—		1,646		110,029
Homebuilding gross profit/margin before I&A	116,613	17.2%	117,844	15.2%	349,756	16.5%	316,063	15.2%
Interest amortized to cost of sales	30,701		36,256		94,844		93,875
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$147,314	21.7%	$154,100	19.9%	$444,600	21.0%	$409,938	19.7%
Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.
The reconciliation of Adjusted EBITDA to total company net income (loss) below differs from prior year, as it reclassifies stock-based compensation expense from an adjustment within EBITDA to an adjustment within Adjusted EBITDA in order to accurately present EBITDA per its definition.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$23,678	$2,429	$52,226	$(79,520)
Expense (benefit) from income taxes	8,764	7,034	17,664	(37,245)
Interest amortized to home construction and land sales expenses and capitalized interest impaired	30,727	37,415	95,662	108,941
Interest expense not qualified for capitalization	2,095	1,309	8,468	3,109
EBIT	65,264	48,187	174,020	(4,715)
Depreciation and amortization	4,806	5,847	15,640	14,759
EBITDA	70,070	54,034	189,660	10,044
Stock-based compensation expense	5,167	2,533	10,036	10,526
Loss on extinguishment of debt	—	25,494	—	24,920
Inventory impairments and abandonments (a)	637	—	2,111	134,711
Restructuring and severance expenses	(44)	—	1,317	—
Litigation settlement in discontinued operations	1,260	—	1,260	—
Adjusted EBITDA	$77,090	$82,061	$204,384	$180,201
 (a) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired."